UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 5, 2006

CLICK COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30881	36-4088644
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

233 North Michigan, 22nd Floor, Chicago, Illinois  60601
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (312) 482-9006

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

On September 5, 2006, Click Commerce, Inc. (the “Company”) announced that it entered into an Agreement and Plan of Merger, dated as of September 5, 2006 (the “Merger Agreement”), with Illinois Tool Works Inc., a Delaware corporation (“Parent”) and ITW Leap Corp., a Delaware corporation and wholly-owned subsidiary of Parent (the “Purchaser”). The Merger Agreement provides for the commencement by Purchaser of a tender offer (the “Offer”) to purchase all outstanding shares of Company common stock, par value $0.001 per share (the “Common Shares”), at a price of $22.75 per share (the “Offer Price”).

The Offer will be conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Common Shares which would represent, together with all Shares beneficially owned by Parent and Sub, at least a majority in voting power of the total outstanding voting securities of the Company on a fully-diluted basis, and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Common Shares tendered pursuant to the Offer, having been obtained or made prior to the expiration of the Offer.

Under the terms of the Merger Agreement, upon completion of the Offer and satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the “Merger”) and the Company will be the surviving corporation (the “Surviving Corporation”). On the effective date of the Merger (the “Effective Time”), (i) each outstanding Common Share (other than Common Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Parent or the Purchaser and other than Common Shares that are held by stockholders, if any, who properly exercise their dissenters’ rights under Delaware law), will be converted into the right to receive $22.75 per Common Share in cash, without interest thereon.  As soon as practicable following the date of this Agreement, the Company’s Board of Directors has agreed to adopt resolutions to adjust the terms of all outstanding employee stock options to provide that each employee stock option outstanding immediately prior to the Effective Time (as such term is defined in the Merger Agreement) shall be canceled in exchange for a cash payment by the Company to be made on such date in an amount equal to (i) the excess, if any, of (A) the price per share of the Common Shares to be paid pursuant to the Offer over (B) the exercise price per share of Company common stock subject to the option, multiplied by (ii) the number of shares of Company common stock for which such stock option shall not theretofore have been exercised.

The closing of the Merger will occur on the second business day after the date on which the last of the closing conditions to the Merger contained in the Merger Agreement has been satisfied or waived, or on such other date as the Company and Parent may agree. The Merger is subject to a number of conditions, and the Merger Agreement may be terminated under certain circumstances, as set forth in the Merger Agreement.

The description of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Merger Agreement. Reference is made to the full text of the Merger Agreement which is filed as an exhibit to this report and is incorporated in this report by this reference.

        Notice for Click Commerce, Inc. Stockholders and Interested Parties.    This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of any class of stock of Click Commerce, Inc. Following commencement of the tender offer, the Company intends to file a solicitation/recommendation statement on Schedule 14D-9 (the “Schedule 14D-9”). The Company’s security holders should read the Schedule

14D-9 when it becomes available as it will contain important information regarding the transaction. Investors will be able to obtain, without charge, a copy of the Schedule 14D-9 and other filed documents relating to this transaction from the Company and through the website of the Securities and Exchange Commission at www.sec.gov.

Item 7.01                Regulation FD Disclosure.

On September 5, 2006, the Company and Parent issued a joint press release announcing the Company and Parent signed the Merger Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

The foregoing information is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 5, 2006, by and among Illinois Tool Works Inc., ITW Leap Corp. and Click Commerce, Inc.*

99.1	Press release issued by Click Commerce, Inc. on September 5, 2006.

*              Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLICK COMMERCE, INC.

Date: September 5, 2006
/s/ John M. Tuhey
Name: John M. Tuhey Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated September 5, 2006, by and among Illinois Tool Works Inc., ITW Leap Corp. and Click Commerce, Inc.*

99.1	Press release issued by Click Commerce, Inc. on September 5, 2006.

*              Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.